FOR IMMEDIATE RELEASE

MRU Holdings, Inc.  Receives Staff Determination from Nasdaq Stock Market; Company to Appeal Notification

New York, NY, January 8, 2009—MRU Holdings, Inc. (Nasdaq: UNCL) today announced that on January 2, 2009 it received a Staff Determination from the Nasdaq Listing Qualifications Department (“Nasdaq”) stating that, absent an appeal, trading in the Company’s common stock will be suspended at the opening of business on Tuesday, January 13, 2009.  The Company will request a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Staff Determination.  The appeal will be filed by January 9, 2009.

This delisting determination resulted from the Company’s inability, to date, to regain compliance with Marketplace Rule 4450(a), which requires that the Company maintain minimum stockholders equity of $10,000,000.  Nasdaq had first notified the Company of this deficiency pursuant to a notice dated September 18, 2008.

The hearing request will stay the delisting and MRU’s shares will continue to trade on The Nasdaq Stock Market, pending the Panel’s decision. The time and place of such a hearing will be determined by the Panel. There can be no assurance the Panel will grant the Company's request for continued listing.

In the event that the Panel rejects the appeal and determines to proceed with the delisting of the shares from The Nasdaq Stock Market, the Company’s common stock will be eligible to trade on the OTC Bulletin Board or in the “Pink Sheets” under a new symbol if a market maker makes an application on Form 211 to register and quote the securities and such application is cleared.  There can be no assurance, however, that any market maker will apply to quote the Company’s common stock in the event that it is delisted.

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations and/or its financial condition. These forward- looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company's business, as disclosed by the risk factors contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Media Contact:
Karin Pellmann
Phone:  646-509-0789
Email:  kpellmann@mruholdings.com